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                                                                    EXHIBIT 99.5


                          CITICORP OFFERS RELATING TO
                 GRUPO FINANCIERO BANAMEX ACCIVAL, S.A. DE C.V.

                                                                     [-- , 2001]

To Our Clients:

     Enclosed for your consideration is a prospectus, dated [--, 2001], relating to the simultaneous offers by Citicorp:

     - to purchase each outstanding ordinary share of Series O-1 Stock of Grupo Financiero Banamex Accival, S.A. de C.V. ("Banacci") for US $2.6544 per share, net to the seller in cash, and

     - to sell to each Banacci shareholder who participates in the offer to purchase 0.0269 share of common stock of Citigroup Inc. per Banacci ordinary share tendered at a price of US $1.3272 per 0.0269 share of Citigroup common stock.

     The total net consideration received for each Banacci ordinary share validly tendered will be US$1.3272 net to the seller in cash and 0.0269 share of Citigroup common stock. The simultaneous offer to purchase and offer to sell form a single offer and can only be accepted together. A tender of Banacci ordinary shares in the offer to purchase will be deemed to be an acceptance of the offer to sell shares of Citigroup common stock. These dollar and per share amounts have been rounded to four decimal places. Citigroup will calculate the dollar and share amounts payable to the exchange agent, and the exchange agent will calculate such amounts payable to the tendering Indeval participants (as defined herein), using sufficient decimal places such that the total net consideration per Banacci ordinary share will be US$1.3272456997 net to the seller in cash and 0.0269436804 share of Citigroup common stock, although cash payments will be rounded to the nearest cent and no fractional Citigroup shares will be delivered.


THE OFFER WILL EXPIRE AT 4:45 P.M., NEW YORK CITY TIME (3:45 P.M. MEXICO CITY
TIME) ON [--, 2001] UNLESS EXTENDED (THE "EXPIRATION DATE"). EXCEPT AS PROVIDED IN THE PROSPECTUS WITH RESPECT TO CERTAIN EXTENSIONS OR CHANGES TO THE OFFER, NO WITHDRAWAL RIGHTS WILL BE AVAILABLE AND ALL TENDERS WILL BE IRREVOCABLE.


     The offer is subject to a number of conditions as described in the prospectus.

     The prospectus is being forwarded to you as the beneficial owner of Banacci ordinary shares held by us on your behalf but not registered in your name. A tender of Banacci ordinary shares may only be made through us and pursuant to your instructions to us. Accordingly, we request instructions as to whether you wish to tender any or all of such Banacci ordinary shares held by us for you pursuant to the terms and conditions set forth in the Prospectus and this letter.

     If you wish to have us tender any or all of your Banacci ordinary shares, please so instruct us by completing, executing and returning to us the attached instruction form. Your instructions to us should be forwarded as promptly as possible to permit us to tender Banacci ordinary shares on your behalf in accordance with the provisions of the offer.

     If we tender your Banacci ordinary shares pursuant to your instructions, then you will be deemed to have represented, warranted and agreed for the benefit of Citicorp that:

     - you have received a copy of the prospectus and have agreed to be bound by all the terms and conditions of the offer;

     - you have full power and authority to tender your Banacci ordinary shares in exchange for cash and Citigroup common stock as described in the prospectus;
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     - you sell, assign and transfer the tendered Banacci ordinary shares to the exchange agent as agent for Citicorp, and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact, to cause such Banacci ordinary shares to be sold, in the offer on the terms and conditions described in the prospectus and to execute and deliver in your name any additional documents that, in the reasonable judgment of Citicorp, are necessary or desirable to complete the sale of the Banacci ordinary shares and the purchase of the shares of Citigroup common stock;

     - the Banacci ordinary shares being tendered are and, when accepted by the exchange agent, as agent for Citicorp, will be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than your claims under the express terms of the offer; and

     - you will, upon the request of the exchange agent or Citicorp, execute and deliver any additional documents that, in the reasonable judgment of Citicorp, are necessary or desirable to complete the sale of the Banacci ordinary shares and the purchase of the shares of Citigroup common stock.

     All authority conferred or agreed to be conferred, and all representations, warranties and agreements made, by you will survive your death or incapacity and will in all respects be binding upon your successors, assigns, heirs, executors, administrators and personal representatives.

     Citicorp reserves full discretion to determine all questions as to tenders, including whether the documentation is complete, the date and time of receipt, the propriety of execution and delivery of any document or instruction, and any other questions as to validity, form, eligibility or acceptability of any tender. Citicorp reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange which may, in the opinion of its counsel, be unlawful, or to waive any irregularities or conditions. Citicorp's interpretation of the terms and conditions of the offer will be final and binding.

     Citicorp will not be obligated to give any notice of any defects or irregularities in tenders and will not incur any liability for failure to give such notice. The exchange agent may, but will not be obligated to, give notice of any irregularities or defects in tenders, and will not incur any liability for any failure to give notice.

     Banacci ordinary shares will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered shares will be returned without cost to you by means of book-entry delivery through S.D. Indeval S.A. de C.V. Institucion para el Deposito deValores ("Indeval"), the depository for the Mexican securities clearing system to the account of the broker, dealer, bank, trust company, custodian or other securities intermediary who is reflected on the books and records of Indeval as the holder of such shares (an "Indeval participant") promptly after the expiration date.

     THE METHOD OF DELIVERY OF BANACCI ORDINARY SHARES AND ALL OTHER DOCUMENTS OR INSTRUCTIONS IS AT THE RISK OF THE HOLDERS OF BANACCI ORDINARY SHARES.

     Citicorp will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of any shares of Citigroup common stock pursuant to the offer, unless the holder tendering Banacci ordinary shares differs from the person receiving shares of Citigroup common stock in exchange or if a transfer tax is imposed for any reason other than the issuance of Citigroup common stock pursuant to the offer, in which case the amount of any transfer taxes must be paid by the tendering holder.


     WE WILL PAY THE EXCHANGE AGENT ON BEHALF OF THE INDEVAL PARTICIPANT WHO TENDERED YOUR SHARES THE CASH PORTION OF THE TOTAL NET CONSIDERATION IN THE OFFER IN U.S. DOLLARS. Upon payment of this amount and delivery of the Citigroup shares payable in the offer, Citicorp will have satisfied its obligations relating to the offer and will not have any further responsibility with respect to the offer, including with respect to any payments to be made to Indeval participants or any foreign exchange transactions to be effected as described below. Unless the Indeval participant instructs the exchange agent otherwise, the exchange agent will promptly pay over to the Indeval participant your pro-rata share of the total U.S. dollars received by the exchange agent. You may, however, request that the Indeval participant that holds your shares instruct the exchange agent to have a third party convert the dollars allocable to you into pesos. A third party retained by the exchange agent and acting on its behalf will obtain pesos for all Indeval participants who so instruct. This letter includes a box to check to instruct the Indeval participant that holds your shares to do so. If the Indeval Letter delivered by the Indeval


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participant who tendered your Banacci ordinary shares in the offer instructs the exchange agent to do so, the exchange agent will convert the cash portion of the total net consideration to be paid to you into pesos on your behalf as described below.


     The exchange agent has agreed that it will seek to obtain a commitment from the third party retained to effectuate the conversion from dollars to pesos that it will use commercially reasonable procedures to effect the conversion. The third party retained will be a recognized financial institution which has substantial foreign exchange operations in the dollar-peso market and is not affiliated with the exchange agent or Banacci.



     At any time and from time to time after commencement of the offer and on or before the 20th business day following the settlement date for the offer, a third party retained by the exchange agent and acting on its behalf will engage in transactions to exchange for pesos the aggregate amount of U.S. dollars that tendering Indeval participants instruct it to exchange. Upon the completion of these transactions, but in any event no later than the 20th business day following the settlement date, the exchange agent will simultaneously pay each Indeval participant who instructed the exchange agent to convert dollars into pesos on behalf of tendering holders its pro-rata portion of the aggregate number of pesos received in such transactions, net of all transaction costs, plus interest, if any, earned on such offering proceeds between the settlement date and the date pesos are paid to the Indeval participants. Any holder who instructs the exchange agent to exchange dollars into pesos, or on whose behalf an Indeval participant instructs the exchange agent to exchange dollars into pesos, will be deemed to have irrevocably agreed to the exchange on the terms set forth herein and in the prospectus.



     The third party retained by the exchange agent and acting on its behalf will exchange dollars for pesos based on prevailing exchange rates and not at a fixed or guaranteed exchange rate. We make no assurances as to the timing, execution or rate at which these transactions will occur. Holders who have instructed the exchange agent to exchange U.S. dollars for Mexican pesos will bear the risk of changes in dollar-peso exchange rates during the period the exchange agent has to effect the exchange of dollars into pesos, and exchange rates could change materially during this period.



     Each such Indeval participant will distribute the net offer proceeds received by it to the beneficial owners of Banacci shares on whose behalf it tendered shares in the offer according to the arrangements between the beneficial owners and the Holder's Agent and none of Citigroup, Citicorp or the exchange agent will have any responsibility for these payments.


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              INSTRUCTIONS WITH RESPECT TO THE SIMULTANEOUS OFFERS

     The undersigned acknowledges receipt of your letter enclosing the prospectus dated [--, 2001] of Citicorp, and hereby instructs you to tender the Banacci ordinary shares held by you on behalf of the undersigned pursuant to the terms and conditions set forth in the prospectus.

Signature(s):                                                                  Printed Name(s)

-----------------------------------------------------       -----------------------------------------------------

-----------------------------------------------------       -----------------------------------------------------

-----------------------------------------------------       -----------------------------------------------------
Area Code and Telephone                                                          Address(es)
Number: -------------------------------------------         -----------------------------------------------------

                                                            -----------------------------------------------------

                                                            -----------------------------------------------------

                                                            -----------------------------------------------------
                                                                           Holder's Account Number

                                                            -----------------------------------------------------
                                                                      Holder's Customer Representative

                                                            -----------------------------------------------------
                                                                    Employer Identification No.(s)/Social
                                                                       Security No.(s) (if applicable)

                                                            -----------------------------------------------------

                                                            -----------------------------------------------------


        Optional Instructions to Exchange Agent Concerning Cash Payments



[ ]IF YOU DO NOT CHECK THIS BOX, YOU WILL RECEIVE THE CASH PORTION OF THE TOTAL
   NET CONSIDERATION IN U.S. DOLLARS. If you check this box, we will irrevocably instruct the exchange agent to have a third party convert the cash portion of the total net consideration to be paid to you in connection with the offer into Mexican pesos on the terms set forth above and in the attached prospectus. By checking this box, you will be agreeing to the conversion on such terms.



     Unless a specific contrary instruction is given in the space provided below, your signature(s) hereon shall constitute an instruction to tender all of your Banacci ordinary shares held by us for you.



                           OTHER TENDER INSTRUCTIONS:


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